NOTICE OF MEETING AND PROXY STATEMENT

                           FOSTER WHEELER CORPORATION
                            PERRYVILLE CORPORATE PARK
                         CLINTON, NEW JERSEY 08809-4000


                         ------------------------------
                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 28, 2000
                         ------------------------------


         The Annual Meeting of Stockholders of Foster Wheeler Corporation will be held at the Hunterdon Hills Playhouse, 88 Route 173 West, Hampton, New Jersey, on Friday, April 28, 2000, at 10:30 a.m. for the following purposes:

         1.       To elect two directors.

         2. To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation's independent accountants for 2000.

         3. To transact such other business as may properly come before the meeting or adjournments thereof.

         The Board of Directors has fixed the close of business on March 10, 2000, as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting or adjournments thereof.

         Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card. The ticket attached to the proxy card will admit you to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, you may request a ticket by writing to the office of the Secretary, Foster Wheeler Corporation, Perryville Corporate Park, Clinton, New Jersey 08809-4000, and including proof of beneficial ownership, such as a bank or brokerage firm account statement or a letter from the broker, bank or nominee holding your stock.

                                       By Order of the Board of Directors

                                       /s/ LISA FRIES GARDNER

                                       LISA FRIES GARDNER
                                       VICE PRESIDENT & SECRETARY

March 20, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE PROMPTLY RETURN YOUR SIGNED PROXY IN THE ENCLOSED ENVELOPE. STOCKHOLDERS WHO EXPECT TO ATTEND THE MEETING IN PERSON SHOULD CHECK THE APPROPRIATE BOX ON THE PROXY CARD.

                           FOSTER WHEELER CORPORATION
                            PERRYVILLE CORPORATE PARK
                         CLINTON, NEW JERSEY 08809-4000

                        --------------------------------

                                 PROXY STATEMENT

                        --------------------------------

                   For the 2000 Annual Meeting of Stockholders
                            to be held April 28, 2000

                        --------------------------------

                               GENERAL INFORMATION

         This statement is furnished in connection with the solicitation by the Board of Directors of Foster Wheeler Corporation (hereinafter the "Corporation" or "Foster Wheeler") of proxies for use at the 2000 Annual Meeting of Stockholders of the Corporation, to be held at the time, place and for the purposes set forth in the accompanying Notice of 2000 Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy are being sent to stockholders on or about March 20, 2000.

         Shares represented by valid proxies will be voted in accordance with instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. A proxy may be revoked by a stockholder by written notice of such revocation, a duly executed proxy bearing a later date delivered to the inspectors of election at any time prior to the shares represented by such earlier proxy being voted or if the stockholder executing the proxy is present at the meeting, voting in person.

         Copies of the Corporation's Summary Annual Report to Stockholders and the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, are enclosed with this Proxy Statement. In addition, the Summary Annual Report and the Annual Report on Form 10-K are also available on Foster Wheeler's website at http://www.fwc.com.

         The Board of Directors has fixed the close of business on March 10, 2000, as the record date for determination of stockholders entitled to notice of and to vote at the meeting or adjournments thereof. As of March 1, 2000, the outstanding voting securities of the Corporation consist of 40,711,152 shares of Common Stock, $1.00 par value, holders of which are entitled to one vote per share.

                                     ITEM 1

                              ELECTION OF DIRECTORS

         The Restated Certificate of Incorporation divides the Board of Directors into three classes, with one class of directors elected each year for a three-year term. The term of directors in one class expires in 2000. The two directors in this class have been nominated for election for terms expiring in 2003. The proxy agents of the Board of Directors intend to vote for the election of the nominees named below, unless instructed otherwise. If any eligible nominee becomes unable to accept nomination or election, proxies will be voted for those remaining, and the Board of Directors will either reduce the size of the Board, or select substitute nominees after identifying suitable candidates. The Restated Certificate of Incorporation provides that the Board of Directors shall consist of not less than nine nor more than twenty directors as shall be fixed from time to time by the Board. The number of directors has been fixed at ten.

         Following  is  the   principal   occupation,   age  and  certain  other
information, as of March 1, 2000, for each director nominee and other directors serving unexpired terms.

         NOMINEES FOR ELECTION AT THIS MEETING:

MARTHA CLARK GOSS

         Ms. Goss is the Chief Financial Officer of The Capital Markets Company, a provider of global business and technology solutions. Previously she was Vice President and Chief Financial Officer of Booz, Allen & Hamilton Inc., a management consulting firm, from 1995 to 1999. She is also a director of the Dexter Corporation. Ms. Goss, who is 50 years old, became a director of the Corporation in 1994.


JOHN E. STUART

         Mr. Stuart is the Chief Executive Officer of StorNet, a nationwide value added systems integrator. He previously was Chairman and Chief Executive Officer of IKON Office Solutions (office products) from January 1997 to July 1998. Prior to that time, he was Chairman, President and Chief Executive Officer of Alco Standard Corporation, from August 1993 to December 1996. Mr. Stuart, who is 56 years old, became a director of the Corporation in 1997.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES.

         Similar information concerning the directors whose terms of office continue after the 2000 Annual Meeting is as follows:

EUGENE D. ATKINSON

         Mr. Atkinson is a Managing Partner with RHJ Industrial Partners, a private equity firm. He was previously a Limited Partner with Goldman, Sachs & Co. (investment banking) and Chairman of Goldman Sachs (International) from December 1990 to May 1999. Mr. Atkinson, who is 55 years old, became a director of the Corporation in 1995. His current term will expire in 2001.


LOUIS E. AZZATO

         Mr. Azzato retired from the Corporation as the Chairman and Chief Executive Officer in 1994. Mr. Azzato, who is 69 years old, became a director of the Corporation in 1978. His current term will expire in 2002.

JOHN P. CLANCEY

         Mr. Clancey is Chairman of Maersk Sealand, a transportation provider, and has held such office since December 1999. From August 1991 to December 1999, he was the President and Chief Executive Officer of Sea-Land Service Inc. (transportation). He is also a director of UST Inc. Mr. Clancey, who is 54 years old, became a director of the Corporation in 1999. His current term will expire in 2002.


DAVID J. FARRIS

         Mr. Farris retired in June 1998 as Chief Operating Officer of Beneficial Corporation and President and Chief Executive Officer of Beneficial Management Corporation, a financial services company. He held those positions since July 1987. Mr. Farris, who is 64 years old, became a director of the Corporation in 1996. His current term will expire in 2002.


E. JAMES FERLAND

         Mr. Ferland has been Chairman of the Board, President and Chief Executive Officer of Public Service Enterprise Group Incorporated and Chairman of the Board and Chief Executive Officer of Public Service Electric and Gas Company (utilities) since 1986. He is also a director of Public Service Enterprise Group Incorporated and HSB Group Inc. Mr. Ferland, who is 57 years old, became a director of the Corporation in 1993. His current term will expire in 2001.


CONSTANCE J. HORNER

         Ms. Horner has been a Guest Scholar at The Brookings Institution since 1993. Previously she was Commissioner, U.S. Commission on Civil Rights, from 1993 to 1998. From 1991 to 1993, she was Assistant to the President and Director of Presidential Personnel at the White House. She is a director of Ingersoll-Rand Company, Pfizer, Inc. and Prudential Insurance Company of America. Ms. Horner, who is 58 years old, became a director of the Corporation in 1996. Her current term will expire in 2002.


JOSEPH J. MELONE

         Mr. Melone has been Chairman Emeritus of The Equitable Companies Incorporated (Insurance and Financial Services) since April 1998. From 1996 to April 1998, he was President and Chief Executive Officer of The Equitable Companies Incorporated. He is also a director of BISYS, Inc. Mr. Melone, who is 68 years old, became a director of the Corporation in 1988. His current term will expire in 2001.


RICHARD J. SWIFT

         Mr. Swift has been Chairman, President and Chief Executive Officer of the Corporation since April 1994. He formerly held several executive positions with the Corporation and its subsidiaries. He is a director of Public Service Enterprise Group Incorporated and Ingersoll-Rand Company. Mr. Swift, who is 55 years old, became a director of the Corporation in 1993. His current term will expire in 2001.

                  SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS,
                          AND CERTAIN BENEFICIAL OWNERS

DIRECTORS AND MANAGEMENT

         The following table sets forth beneficial ownership of shares of Foster Wheeler common stock by each director, by each executive officer named in the Summary Compensation Table on page 10, and by all directors and executive officers as a group, as of March 1, 2000. These shares represent in the aggregate less than one percent of the outstanding shares.

                                             Current           Shares
                                             Beneficial        Subject   to     Stock
NAME                                         Holdings (1)      Options (2)      Units (3)         Total
----                                         ------------      -----------      ---------         -----
Eugene D. Atkinson.......................        5,000            13,000          1,326           19,326
Louis E. Azzato..........................       34,349            73,000          5,364          112,713
Henry E. Bartoli.........................       10,989            97,500              0          108,489
John C. Blythe...........................        9,266            23,300              0           32,566
John P. Clancey..........................          500             3,000          5,375            8,875
David J. Farris..........................       20,000            11,000          6,411           37,411
E. James Ferland.........................        9,000            17,000          6,020           32,020
Martha Clark Goss........................        3,805            15,000          1,326           20,131
Constance J. Horner......................        1,131            11,000          1,326           13,457
Joseph J. Melone.........................        6,500            21,000          6,433           33,933
Thomas R. O'Brien .......................        6,573            56,667              0           63,240
David J. Roberts.........................       28,694           116,667              0          145,361
John E. Stuart...........................        3,000             9,000         15,323           27,323
Richard J. Swift.........................       55,615           284,167              0          339,782
                                                ------           -------    -----------          -------

All directors and executive
  officers as a group (17 persons) ......      217,533           878,135         48,904        1,144,572



------------------
(1) The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. 112,562 shares owned by the officers of the Corporation have restrictions on the sale of such shares.

(2) Represents shares that may be acquired currently or within 60 days after March 1, 2000 through the exercise of stock options pursuant to the Corporation's 1984 Stock Option Plan, the 1995 Stock Option Plan and/or The Directors' Stock Option Plan.

(3) Represents share units held under the Foster Wheeler Corporation Directors Deferred Compensation and Stock Award Plan for non-employee directors (referred to below under the caption "Compensation of Directors"). Only non-employee directors are eligible to participate in the Foster Wheeler Corporation Directors Deferred Compensation and Stock Award Plan.

CERTAIN BENEFICIAL OWNERS

         The Corporation has been advised that as of December 31, 1999, the following entities are beneficial owners of more than five percent of the outstanding Common Stock of the Corporation.

                                                                         AMOUNT AND NATURE
                              NAME AND ADDRESS                           OF BENEFICIAL
     TITLE OF CLASS           OF BENEFICIAL OWNER                        OWNERSHIP                   PERCENT OF CLASS
     --------------           -------------------                        ------------------          ----------------
     Common              The Regents of The University of                 3,485,550 (1)              8.50%
                         California ("The University of California")
                         1111 Broadway, 14th Floor
                         Oakland, CA 94607

     Common              Mellon Financial Corporation                     2,393,456 (2)              5.87%
                         One Mellon Center
                         Pittsburgh, PA 15258

     Common              Dimensional Fund                                 2,183,050 (3)              5.36%
                         Advisors Inc. ("Dimensional")
                         1299 Ocean Avenue, 11th Floor
                         Santa Monica, CA 90401

-----------------
(1) As reported on a Schedule 13G filed with the SEC on February 11, 2000. Such filing indicates that The University of California has sole voting and dispositive power as to 3,485,550 shares.

(2) As reported on a Schedule 13G filed with the SEC on January 27, 2000. Such filing indicates that Mellon Financial Corporation has (i) sole voting power as to 2,007,756 shares, (ii) shared voting power as to 131,800 shares, (iii) sole dispositive power as to 2,011,850 shares, and (iv) shared dispositive power as to 354,300 shares.

(3) As reported on a Schedule 13G filed with the SEC on February 3, 2000. Dimensional, a registered investment adviser, is deemed to be the beneficial owner (with sole voting and dispositive power) of the reported shares as a result of acting as an investment adviser to various investment companies, but has disclaimed such ownership.

                             COMMITTEES OF THE BOARD

         The Board of Directors of the Corporation has established standing committees to consider various matters and to make recommendations to the full Board as to proposed courses of action for the Board. Among the standing committees that have been established are the Audit Committee, the Committee on Nominees for Directors and Officers, the Compensation Committee and the Finance Committee.

         The members of the Audit Committee are Mr. John E. Stuart, Chairman; Mr. David J. Farris, Mr. John P. Clancey and Mr. Joseph J. Melone. During fiscal 1999, this Committee held four meetings. The functions of this Committee are to review management's recommendations for the engagement or discharge of independent accountants; to review and monitor the progress of the audit plans prepared by the independent accountants and internal auditors; to review compliance with Corporate policies; to annually review the status of any significant litigation; to review with the independent accountants the results of the audit, the Corporation's financial statements and the Corporation's system of internal accounting control; to review fees of the independent accountants; and to report the Committee's findings to the full Board of Directors.

         The members of the Committee on Nominees for Directors and Officers are Mr. David J. Farris, Chairman; Mr. Eugene D. Atkinson, Mr. E. James Ferland, Ms. Constance J. Horner, Mr. Joseph J. Melone and Mr. Richard J. Swift. During fiscal 1999, this Committee held three meetings. The functions of this Committee are to recommend to the Board the nominees for election as directors and officers, and to consider performance of incumbent directors and officers to determine whether to nominate them for re-election. The Committee will consider director nominees recommended by stockholders in accordance with the procedure set forth in this Proxy Statement under the caption "Stockholder Proposals."

         The Compensation Committee consists of Mr. Joseph J. Melone, Chairman; Mr. Eugene D. Atkinson, Mr. David J. Farris, Ms. Martha Clark Goss and Mr. John
E. Stuart. During fiscal 1999, this Committee held four meetings. The functions of this Committee are to recommend to the Board compensation arrangements for directors and executive officers, including approving specific benefits under such arrangements, to administer certain benefit plans for directors and officers and to review employee pension and welfare programs.

         Following are the members of the Finance Committee: Mr. E. James Ferland, Chairman; Mr. Eugene D. Atkinson, Mr. Louis E. Azzato, Ms. Martha Clark Goss and Ms. Constance J. Horner. Four meetings of this Committee were held during fiscal 1999. This Committee reviews a range of financial policies and plans including the consolidated financial results of the Corporation, the dividend policy, proposed securities issuances, and financial risk management policies and practices. The Committee also oversees pension plan investments and periodically reviews investor relations activities.


                            COMPENSATION OF DIRECTORS

         Fourteen meetings of the Board of Directors were held during the last fiscal year. Each director attended at least 93% of the total number of meetings of the Board and the Board Committees on which he or she served. Directors who are employees of the Corporation received no additional compensation for their services as directors. Non-employee directors receive an annual retainer of $26,000 and an annual deferred award of 300 share units in accordance with the Foster Wheeler Corporation Directors Deferred Compensation and Stock Award Plan (the "Director Deferral Plan") as set forth below. The non-employee directors receive $1,200 for each Board meeting attended. In addition, each non-employee director receives $1,200 for each meeting of a committee of the Board attended; the Committee Chairman receives $2,000 for each such meeting.

         Under the Director Deferral Plan, each non-employee director receives a one time deferred award of 1,000 share units of the Corporation's Common Stock upon commencement of his or her Board term and is credited annually with units representing 300 shares of the Corporation's common stock, such credit being made to an account maintained for each non-employee director (a "Deferred Compensation Account"). The Director Deferral Plan also permits non-employee directors to defer all or a portion of the retainer and meeting fees to which they are entitled. The Corporation makes a supplemental contribution equal to 15% of the retainer and meeting fees which are deferred and all such amounts are credited to the director's Deferred Compensation Account. Each director is fully vested in amounts credited to the director's Deferred Compensation Account, except that the one time deferred award shall not vest until cessation of service on the Board (i.e., retirement or death) and the annual award shall vest upon cessation from the Board or the one-year anniversary of the award. The share units in the Deferred Compensation

Account or the equivalent cash amount, at the director's option, are delivered to the director upon retirement or cessation of service on the Board for good cause.

         In addition, under the Deferred Compensation Plan for Directors, non-employee directors are permitted to defer all or part of their retainer or Board and Committee fees until their retirement or other termination of status as a director. Deferred amounts accrue interest at an annual rate equal to the rate charged by First Union National Bank for prime commercial loans of 90-day maturity.

         Under The Directors' Stock Option Plan, as amended, which was previously approved by the stockholders, each director who is not an employee of the Corporation or one of its subsidiaries receives, following the Annual Meeting each year, a nonqualified option to purchase 3,000 shares of the Corporation's Common Stock. Such options have ten-year terms and become exercisable beginning one year after the date of grant at an option exercise price equal to the fair market value of the shares on the date of grant.

         Effective October 15, 1999, for a term of one year, the Corporation has obtained insurance policies through National Union Fire Insurance Company of Pittsburgh, Pennsylvania and Continental Casualty Corporation in respect of indemnification of directors and officers. The scope of these policies is similar to coverage under prior policies held by the Corporation. The annual premium for this coverage is $323,759.

                       COMPENSATION OF EXECUTIVE OFFICERS
             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Executive Compensation Plan (the "Plan") for executives of the Corporation was originally designed in 1987 by an independent consultant. It was reviewed, modified, and in 1988 approved and adopted by the Compensation Committee (the "Committee") and the Board of Directors. Since then it has been regularly reviewed and modified by the Committee and the Board. The Plan is intended to meet two primary objectives: to attract and retain highly qualified executives to manage the Corporation's business and to reward those executives if their performance and the Corporation's results so warrant. The Committee, subject to review by the Board, is responsible for the implementation and administration of all aspects of the Plan. Any payments made under this Plan are ultimately at the discretion of the Board. The Committee has considered the effects of certain provisions of the federal income tax laws relative to the deductibility of compensation to executive officers exceeding $1 million. The Committee has determined that there is no material impact on the Corporation at this time as a result of these provisions.

BASE SALARY

         The first component of each executive's compensation is base salary. As part of its consideration relative to salary, the Committee reviews data for executives in similar positions in comparable companies as provided by an independent consultant and by the Corporation's staff, and in consultation with the Chief Executive Officer establishes a salary range for each executive. Comparable companies are those of similar size as well as those providing similar services and products to similar markets and customers. The Chief Executive Officer then proposes to the Committee a specific salary, within that range, for each executive. The Committee considers that proposal, and then recommends a salary for each executive to the Board for its consideration and approval. The Committee similarly recommends a salary within the appropriate range for the Chief Executive Officer, but without the participation of the Chief Executive Officer. In determining such salaries, the performance of each such executive, his or her experience and the performance of the business unit for which he or she is responsible, as well as performance of the Corporation as a whole, are all taken into account. The Corporation does not have a policy to predetermine specific compensation relative to the compensation paid by other companies.

Actual salaries of the Chief Executive Officer and other officers were neither the highest nor lowest of salaries paid to officers of comparable companies.

ANNUAL INCENTIVE

         The second component of each executive's compensation is an annual incentive payment. At the beginning of each year, corporate and business-unit earnings targets are formulated by the Chief Executive Officer, then reviewed by the Committee and, as proposed or modified, are recommended to the Board for its consideration and approval. The actual incentive payment is solely determined by measurement of actual performance of the Corporation and each business unit against the established targets. This payment can range from zero to 93.75 percent of annual salary in the case of the Chief Executive Officer and from zero to 60 percent of annual salary in the case of other officers depending upon the extent to which earnings targets are missed, achieved, or exceeded.

LONG-TERM INCENTIVES

         The Plan also provides for long-term incentives comprised of long-term performance units and stock options. Under the Plan, each executive is assigned long-term performance units which are valued and payable at the end of a three-year period. The value of a long-term unit is performance-based and is determined by the growth in earnings and return on equity during the three-year period. The number of performance units were determined in a manner such that certain growth in earnings and returns on equity would result in an incentive payment to the executives which together with salary and annual incentives would provide competitive total compensation. The actual payout is determined by the achievement of considerable earnings growth combined with a reasonable return on equity over a three-year cycle.

         The Plan also provides for long-term incentives to executives in the form of annual grants of stock options. Such options are granted at the per-share market price of the Corporation's stock on the date of the award, vest in installments over a three-year period and only become valuable if the market price of the Corporation's stock increases.

         As outlined above, pursuant to the Plan, the 1999 base salary for Mr. Swift was determined by the Committee within a range of salaries paid to chief executive officers of comparable companies, based on data provided by an independent consultant and by the Corporation's staff, and then recommended to the Board for its consideration and approval. There was no annual or long-term incentive cash payout for 1999. In accordance with the Plan, the Committee recommended, and the Board approved, a stock option grant to Mr. Swift of 50,000 shares at the market price on January 4, 1999 which vests in installments over a three-year period.

                              COMPENSATION COMMITTEE:
                            Joseph J. Melone, CHAIRMAN
                 Eugene D. Atkinson               Martha Clark Goss
                 David J. Farris                  John E. Stuart


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The following directors served on the Compensation Committee during the last fiscal year: Messrs. Joseph J. Melone, Chairman; Eugene D. Atkinson, David
J. Farris, John E. Stuart and Ms. Martha Clark Goss. None of the members of the Compensation Committee are former or current officers or employees of the Corporation or any of its subsidiaries.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

         The following line graph compares the five-year cumulative total stockholder return of (i) Foster Wheeler Corporation Common Stock, (ii) the S&P 500 Index, and (iii) an industry peer group index that consists of several companies (the "Peer Group") (1).

         In the preparation of the line graph, the following assumptions have been used: (i) $100 was invested on December 30, 1994 in Foster Wheeler Common Stock, the S&P 500 Index, and the Peer Group, (ii) dividends were reinvested, and (iii) the investment is weighted on the basis of market capitalization.

                               [GRAPHIC OMITTED]

                                               YEARS ENDING
                            DEC. 94    DEC. 95     DEC. 96     DEC. 97     DEC. 98     DEC. 99
----------------------------------------------------------------------------------------------
        Foster Wheeler       100       146.00      132.66       97.35       49.40       34.68
        S&P 500 Index        100       137.58      172.53      221.41      291.04      350.78
        Peer Group (1)       100       136.64      128.83      110.06      108.26       89.61





(1) The following companies comprise the Peer Group: Fluor Corporation, Foster Wheeler Corporation, Jacobs Engineering Group Inc., Stone & Webster, Inc., Morrison Knudsen and McDermott International, Inc. This group consists of companies that were compiled by the Corporation in 1996 and have been used in the line graph since that time. The group includes those companies which were in the Dow Jones Heavy Construction Industry Index (United States Component) in 1996 and McDermott International, Inc.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information showing compensation paid or accrued by the Corporation and its subsidiaries during each of the Corporation's last three fiscal years for the Chief Executive Officer ("CEO") and the four other most highly compensated executive officers of the Corporation.

------------------------- ---------- ---------------------------------------------------------------------------------------
                                         Annual Compensation               Long Term Compensation
                                     -------------- -------------------------------------------------------
                                                                           Awards                 Payouts
                                                                 -------------- ---------------------------
   Name and Principal       Year      Salary ($)      Bonus ($)   Restricted     Securities      Long Term       All Other
        Position                                                 Stock Awards    Underlying      Incentive      Compensation
                                                                      (1)         Options/      Payouts ($)        ($) (6)
                                                                                  SARs (#)
=============================================================================================================================
Richard J. Swift            1999       $775,000     $     0      $      0         50,000          $      0       $    4,800
Chairman, President         1998       $725,000     $     0      $421,283         50,000          $      0       $    4,800
& CEO                       1997       $630,000     $     0      $      0         50,000          $      0       $    4,750
-----------------------------------------------------------------------------------------------------------------------------
David J. Roberts            1999       $405,000     $     0      $      0         25,000          $      0       $1,219,800(2)
Vice Chairman & Chief       1998       $389,000     $     0      $255,002         25,000          $      0       $    4,800
Financial Officer           1997       $374,000     $     0      $      0         25,000          $      0       $    4,750
-----------------------------------------------------------------------------------------------------------------------------
Henry E. Bartoli            1999       $350,000     $     0      $      0         25,000          $      0       $    4,800
Senior Vice                 1998       $330,000     $     0      $ 85,000         25,000          $133,807       $    4,800
President                   1997       $310,000     $     0      $      0         25,000          $      0       $    4,750
----------------------------------------------------------------------------------------------------------------------------
John C. Blythe              1999       $340,000     $150,000(3)  $ 50,000(3)      25,000          $      0       $        0
Senior Vice                 1998       $287,500     $192,000(4)  $ 48,000         17,500          $      0       $   46,000(5)
-----------------------------------------------------------------------------------------------------------------------------
Thomas R. O'Brien           1999       $312,000     $      0     $      0         15,000          $      0       $    4,800
General Counsel             1998       $300,000     $181,400     $ 10,000         15,000          $      0       $    4,800
& Senior Vice President     1997       $285,000     $      0     $      0         15,000          $      0       $    4,750
-----------------------------------------------------------------------------------------------------------------------------


(1) The amounts reported in the table represent the market value at the dates of grant, without giving effect to the diminution in value attributable to the restrictions on said stock. As of December 31, 1999, the aggregate number and market values (based on the closing stock price on December 31, 1999) of restricted stock held by the above individuals are as follows: (i) Mr. Swift: 43,115 shares with a value of $382,646; (ii) Mr. Roberts: 25,174 shares with a value of $223,419;
         (iii) Mr.  Bartoli:  10,989  shares with a value of  $97,527;  (iv) Mr.
         Blythe: 3,710 shares with a value of $32,926; and (v) Mr. O'Brien: 773 shares with a value of $6,860. Dividends are paid on restricted stock.

(2)      In  addition  to  the   Corporation   match  on  the  employee   401(k)
         contribution,   this  amount  includes  a  payment  in  the  amount  of
         $1,215,000 made to Mr. Roberts in connection with his retirement.

(3) Mr. Blythe was formerly the President and Chief Executive Officer of Foster Wheeler Limited (U.K.) and became an executive officer of the Corporation effective as of July 1, 1998. The bonus paid to Mr. Blythe is a transition bonus in connection with his former position in the United Kingdom.

(4) This position as President and Chief Executive Officer of Foster Wheeler Limited (U.K.).

(5) In October, 1998, the Corporation made a four-year interest-free loan to Mr. Blythe in the amount of $144,600 to assist him with unreimbursed relocation expenses. The interest for the term of the loan using the current market interest rate would be approximately $46,000.

(6)      Corporation match on employee 401(k) contribution.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

         As part of the long-term incentive portion of the Corporation's Executive Compensation Plan, "performance units", which may pay out in cash upon completion of a three-year cycle, are awarded annually to Corporate Officers. The following table sets forth awards in 1999 to the named individuals, along with the assumed values of the awards at the end of the three-year Plan cycle. The ultimate value of the award will be based upon the Corporation's earnings growth rate and return on equity. For a discussion of award criteria see the Long-Term Incentives section of the "Compensation Committee Report on Executive Compensation" which appears earlier in this Proxy Statement.

--------------------------------------------------------------------------------------------------------------------
                                                                            Estimated Future Payouts Under
                                                                              Non-Stock Price-Based Plans
                                                               -----------------------------------------------------
                                          Performance or
                                           Other Period
                          Number of            Until
                      Shares, Units or     Maturation or        Threshold           Target              Maximum
        Name          Other Rights (#)        Payout               ($)                ($)                 ($)
--------------------------------------------------------------------------------------------------------------------
R. J. Swift                  335              3 Years               0              $335,000            $670,000
--------------------------------------------------------------------------------------------------------------------
D. J. Roberts                200              3 Years               0              $200,000            $400,000
--------------------------------------------------------------------------------------------------------------------
H. E. Bartoli                150              3 Years               0              $150,000            $300,000
--------------------------------------------------------------------------------------------------------------------
J. C. Blythe                 150              3 Years               0              $150,000            $300,000
--------------------------------------------------------------------------------------------------------------------
T. R. O'Brien                150              3 Years               0              $150,000            $300,000
--------------------------------------------------------------------------------------------------------------------

                        OPTION GRANTS IN LAST FISCAL YEAR

         Following is a table dealing with stock option grants which were made to the named individuals during the last completed fiscal year. The options were granted pursuant to the terms of the Corporation's Executive Compensation Plan and the 1995 Stock Option Plan, as amended, (the "1995 Stock Option Plan"), which provides that ten-year term options are to be awarded at market value on the date of the award. One-third of the options become exercisable after one year, two-thirds after two years and all of the options are exercisable after three years.

--------------------------------------------------------------------------------------------------------------------
                          Number of
                         Securities         % of Total
                         Underlying       Options Granted                                           Grant Date
                           Options        to Employees in   Exercise or Base     Expiration     Present Value (1)
        Name             Granted (#)        Fiscal Year      Price ($/Share)        Date                ($)
--------------------------------------------------------------------------------------------------------------------
R. J. Swift                50,000              7.48%             $13.50            1/4/09             $211,000
--------------------------------------------------------------------------------------------------------------------
D. J. Roberts              25,000              3.74%             $13.50            1/4/09             $105,500
--------------------------------------------------------------------------------------------------------------------
H. E. Bartoli              25,000              3.74%             $13.50            1/4/09             $105,500
--------------------------------------------------------------------------------------------------------------------
J. C. Blythe               25,000              3.74%             $13.50            1/4/09             $105,500
--------------------------------------------------------------------------------------------------------------------
T. R. O'Brien              15,000              2.25%             $13.50            1/4/09             $ 63,300
--------------------------------------------------------------------------------------------------------------------

(1) Based on the Black-Scholes option pricing model, using the following assumptions: 1) the average of the high and low of the price of Foster Wheeler Common Stock on the day the options were issued was $13.50; 2) the option exercise price is $13.50 per share, the average of the high and low of the price of the stock on the date of option issue; 3) the dividend yield of the stock was 6.22% (This was based upon the actual dividend yield as of January 4, 1999); 4) the expected term of the options is 5 years; 5) the risk free rate of return on the issuance date for the expected term of the option was 4.67% (the Treasury Bond Rate for 5 years as of January 4, 1999); and 6) the volatility of the stock was calculated empirically to be .53245, using Foster Wheeler stock pricing data for the 90 trading days immediately preceding the date of issuance of the options.

                               PENSION PLAN TABLE

         The following table illustrates annual retirement benefits under the Corporation's regular and supplementary pension plans but not including the 401(k) Plan for executive officers based on the average annual compensation and service shown.

              Years of Pension Credited Service after April 1, 1976
--------------------------------------------------------------------------------

       Average Annual
       Compensation in Five
       Highest Years of the
       Last Ten Years
       Preceding Retirement       10              15             20           25           30
       ---------------------      --              --             --           --           --
           $  300,000           $ 60,000       $ 90,000      $120,000     $150,000      $180,000
           $  400,000           $ 80,000       $120,000      $160,000     $200,000      $240,000
           $  500,000           $100,000       $150,000      $200,000     $250,000      $300,000
           $  600,000           $120,000       $180,000      $240,000     $300,000      $360,000
           $  700,000           $140,000       $210,000      $280,000     $350,000      $420,000
           $  800,000           $160,000       $240,000      $320,000     $400,000      $480,000
           $  900,000           $180,000       $270,000      $360,000     $450,000      $540,000
           $1,000,000           $200,000       $300,000      $400,000     $500,000      $600,000

         For service after April 1, 1976, the retirement benefit is based on average annual compensation (which would include amounts in the "Salary," "Bonus" and "Long-Term Incentive Payouts" columns in the Summary Compensation Table which appears earlier in this Proxy Statement) during the five highest years in the last ten years of employment. The Corporation's pension is solely noncontributory. The benefits in the foregoing table are computed as a straight life annuity payable at normal retirement age and are subject to deduction for
(a) the annuity equivalent of the Corporation provided accumulated contributions under the Corporation's 401(k) Plan, and (b) one-half of the Supplemental Employee Retirement Plan ("SERP") participant's age 65 social security benefit determined as of his date of retirement. The credited years of service after April 1, 1976, (limited to a maximum of 30 years) assuming retirement at the normal retirement age of 65 or the actual retirement age for individuals who retired during the year 1999, for those individuals named in the Summary Compensation Table are as follows: R. J. Swift - 30 years; D. J. Roberts - 24 years; H. E. Bartoli - 18 1/2 years and T. R. O'Brien - 10 years. J. C. Blythe is not a participant in the current pension plan.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth, for the named individuals, the number of shares of Foster Wheeler Common Stock acquired upon option exercise during 1999, the value realized (spread between the market price on the date of exercise and the option price) as a result of such option exercises, and the number and value of unexercised options (both exercisable and unexercisable) as of December 31, 1999.

--------------------------------------------------------------------------------------------------------------------
                                                                       Number of Securities   Value of Unexercised
                                                                            Underlying        In-the-Money Options
                                                                        Unexercised Options       at FY-End
                                                                           at FY-End (#)             ($)
                                                                      ---------------------------------------------
                          Shares Acquired on            Value              Exercisable/           Exercisable/
         Name                Exercise (#)           Realized ($)           Unexercisable          Unexercisable
--------------------------------------------------------------------------------------------------------------------
R. J. Swift                        0                      0               234,167/100,000             $0/$0
--------------------------------------------------------------------------------------------------------------------
D. J. Roberts                      0                      0                91,667/50,000              $0/$0
--------------------------------------------------------------------------------------------------------------------
H. E. Bartoli                      0                      0                72,500/50,000              $0/$0
--------------------------------------------------------------------------------------------------------------------
J. C. Blythe                       0                      0                14,967/33,333              $0/$0
---------------------------------------------------------------------------------------------------------------------
T. R. O'Brien                      0                      0                41,667/30,000              $0/$0
---------------------------------------------------------------------------------------------------------------------

                         CHANGE OF CONTROL ARRANGEMENTS

         On  September  26,  1995,   the  Board  of  Directors   authorized  the
Corporation to enter into change of control employment agreements (the "Agreements") with its top executive officers, which includes the officers listed in the preceding tables and three other individuals (the "Executives"). The Agreements provide that if, within three years of a "change of control", as defined in the Agreements, the Corporation terminates an Executive's employment other than for "cause" (defined as failure to perform the Executive's duties or engaging in illegal or gross misconduct) or disability or if the Executive terminates employment for "good reason," (defined as diminution of duties or responsibilities, the Corporation's failure to compensate the Executive, a change in workplace, the Corporation's purported termination of the Agreement or failure to comply with the Agreement), the Executive will be entitled to receive a lump sum cash payment of the following amounts: (a) the Executive's base salary through the date of termination, plus (b) a proportionate annual bonus, plus (c) three times the sum of the Executive's base salary, the highest annual bonus and the highest long-term bonus for any of the most recent three cycles completed before the change of control, plus (d) unpaid deferred compensation and vacation pay. The Agreements also provide for a five-year continuation of certain employee welfare benefits and a lump sum payment equal to the actuarial value of the service credit under the Corporation's qualified and supplemental retirement plans the Executive would have received if the Executive had remained employed for three years after the date of the Executive's termination. The Corporation will also provide the Executive with outplacement services. Finally, the Executive may tender restricted stock (whether vested or not) in exchange for cash. However, if any payments to the Executive, whether under the Agreement or otherwise, would be subject to the "golden parachute" excise tax under
Section 4999 of the Internal Revenue Code of 1986, as amended, the Corporation will make an additional payment to put the Executive in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the Agreements will be paid by the Corporation.

         In addition to the Agreements, there are other contracts and arrangements whereunder the Executives listed in the foregoing tables will receive payments from the Corporation in the event of a change of control. Under the Executive Compensation Plan, which is discussed in detail in the Compensation Committee Report on Executive Compensation set forth in this Proxy Statement, individual participant accruals are paid to the participants within ten days after a change of control. This Plan also provides that transfer restrictions on Corporation Common Stock received by an Executive, at the Executive's option in lieu of a cash incentive payment, lift upon a change of control. "Units" (limited stock appreciation rights) which may have been granted under the 1984 Stock Option Plan of Foster Wheeler Corporation become exercisable upon a change in control. Under the 1995 Stock Option Plan of Foster Wheeler Corporation, the Executive has the right to surrender his or her option to the Corporation and receive, in cash, the difference between the fair market value of the shares covered by the option and the exercise price of the option. The Management Incentive Life Insurance Program ("Incentive Program") and the Supplemental Employee Retirement Plan ("SERP") are annuity contracts between the Corporation and employees that contain change of control provisions. If a participant in the Incentive Program is terminated within three years after a change of control, the participant may continue in the program until the latter of (i) three years from such termination date, or (ii) attainment of age 56. A participant in the SERP receives the equivalent actuarial value of his or her benefit immediately upon a change of control.

                                     ITEM 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP to audit the consolidated financial statements of the Corporation for the fiscal year ending December 29, 2000, subject to ratification by the stockholders. PricewaterhouseCoopers LLP has been acting as independent accountants for the Corporation and its subsidiaries since 1977. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if he so desires.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS.


                                VOTING PROCEDURE

         In 1992, the Corporation adopted a confidential voting policy in connection with Annual Meetings of Stockholders. In essence, the policy provides for independent vote tabulations and inspectors, and that, with exceptions, stockholder votes not be disclosed to the Corporation.

         Pursuant to the Securities and Exchange Commission Rules, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to vote "for," "against" or "abstain" on a proposal, or to withhold authority to vote for one or more of the nominees for director. New York law and the Corporation's Amended By-Laws require the presence of a quorum for the Annual Meeting, which is defined as a majority of the shares entitled to vote at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

         Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval: Item 1 - The election of directors and Item 2 - The ratification of the appointment of independent accountants. A plurality of the votes cast is required for the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote thereon is required to approve the ratification of the Corporation's independent accountants. Abstentions and broker non-votes are not counted in determining the number of votes cast in connection with the ratification of the Corporation's independent accountants.

         None of the items being voted upon is such as to afford a right of appraisal or similar right to stockholders who fail to vote or dissent as to any action taken with respect thereto.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers and any persons who own more than 10% of the Corporation's stock, to file reports of holdings and transactions in Foster Wheeler Corporation stock with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 1999 our directors and executive officers met all applicable SEC filing requirements, except that Joseph J. Melone, a director, inadvertently did not file a Form 4 covering one purchase transaction but then reported the transaction on Form 5.

                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS

         Under the Amended By-Laws of the Corporation, stockholders who wish to nominate persons for election to the Board of Directors must submit their nominations to the Corporation no later than November 20, 2000 to be considered at the 2001 Annual Meeting of Stockholders. Nominations must include certain information concerning the nominee and the proponent's ownership of common stock of the Corporation. Nominations not meeting these requirements will not be entertained at the Annual Meeting. The Secretary of the Corporation should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

         In addition, any other proposal by a stockholder intended to be presented or for consideration at the 2001 Annual Meeting of Stockholders must be received by the Secretary of the Corporation no later than November 20, 2000, to be included in the proxy materials relating to that meeting. If timely notice is not given of a stockholder proposal, then the proxies named on the proxy cards distributed by the Corporation for the Annual Meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the meeting, whether or not there is any discussion of the matter in the Proxy Statement.

OTHER MATTERS

         The Board of Directors of Foster Wheeler is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If other matters should properly come before the meeting, the persons named in the proxy intend to vote the proxies in accordance with their best judgment.

PROXY SOLICITATION COSTS

         The expense of preparing, printing and mailing this Proxy Statement and the accompanying material will be borne by the Corporation. Solicitation of individual stockholders may be made by mail, personal interviews, telephone, facsimile, or other telecommunications by officers and regular employees of the Corporation who will receive no additional compensation therefor. In addition, the Corporation has engaged Georgeson Shareholder Communications Inc. to solicit proxies from brokers and nominees at a cost of $5,700 plus out-of-pocket expenses. The Corporation will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

                                      By Order of the Board of Directors

                                      /s/ LISA FRIES GARDNER

                                      LISA FRIES GARDNER
                                      VICE PRESIDENT AND SECRETARY

March 20, 2000

                                                           Please mark
                                                           your votes as
                                                            indicated in   / X /
                                                           this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.


ITEM 1 Election of Two Directors
Nominees are: Martha Clark Goss and John E. Stuart

FOR    WITHHOLD AUTHORITY

/  /         /   /


ITEM 2 To ratify appointment of independent accountants.

FOR    AGAINST    ABSTAIN

/  /     /  /       /  /


INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK A LINE THROUGH THE NOMINEE'S NAME.

In order to reduce the costs associated with producing and mailing the Annual Report and Proxy Statement in future years, the Company is offering you the opportunity to access its Proxy Statements, Annual Reports, Form 10-K's and other communications (the "Documents") electronically via the Internet. You can elect this option by checking the box below.

By checking this box, I consent to obtain future access of the Documents via the Internet in lieu of receiving paper copies in the mail for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, ChaseMellon Shareholder Services at (800-851-9677) and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility. / /

I WILL ATTEND THE ANNUAL MEETING.    /  /




SIGNATURE ____________________ SIGNATURE ___________________ DATE ______________

SIGNATURE(S) SHOULD BE EXACTLY AS NAME(S) APPEAR ON THIS PROXY. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o


ADMISSION TICKET

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           FOSTER WHEELER CORPORATION
                             FRIDAY, APRIL 28, 2000
                                   10:30 A.M.
                            HUNTERDON HILLS PLAYHOUSE
                                88 ROUTE 173 WEST
                               HAMPTON, NEW JERSEY

--------------------------------------------------------------------------------
                                  INSTRUCTIONS

1. REVIEW AND COMPLETE THE PROXY CARD ABOVE; BE SURE TO SIGN AND DATE THE CARD.

2. DETACH AND RETURN THE SIGNED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE.

3. IF YOU PLAN TO ATTEND THE MEETING, PLEASE RETAIN THIS ADMISSION TICKET AND MARK THE APPROPRIATE BOX ON THE PROXY CARD. DIRECTIONS TO THE MEETING SITE ARE SHOWN ON THE REVERSE SIDE. THIS TICKET ADMITS THE STOCKHOLDER(S) WHOSE NAME(S) APPEARS ON IT.
--------------------------------------------------------------------------------

          YOU ARE URGED TO DATE AND SIGN THE ABOVE PROXY AND RETURN IT PROMPTLY TO ENSURE A PROPER REPRESENTATION AT THIS MEETING.

PROXY

                           FOSTER WHEELER CORPORATION

               ANNUAL MEETING OF STOCKHOLDERS - FRIDAY, APRIL 28, 2000 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Foster Wheeler Corporation hereby appoints Richard J. Swift, Thomas R. O'Brien and Lisa Fries Gardner, each with full power of substitution, to represent and to vote as designated on the reverse side, all of the shares of common stock of Foster Wheeler Corporation held of record in the name of the undersigned as of March 10, 2000, at the Annual Meeting of Stockholders to be held at the Hunterdon Hills Playhouse, 88 Route 173 West, Hampton, New Jersey at 10:30 a.m. on Friday, April 28, 2000 or any adjournments thereof.

     Please Vote on the reverse side hereof, Sign, Date and promptly return this Proxy Card using the enclosed envelope.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no directions are given, this Proxy will be voted for Items 1 and 2.

           (Continued, and to be signed and dated, on the other side)

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o


                   DIRECTIONS TO THE HUNTERDON HILLS PLAYHOUSE
                      88 ROUTE 173 WEST, HAMPTON, NJ 08827
                                 1-800-447-7313

FROM I-78 WEST: Take Exit 12. Coming off of ramp make a left onto Route 173. Go through traffic light and travel approximately 1/2 mile. Hunterdon Hills Playhouse is on your right.

FROM I-287 NORTH TO SOUTH: Follow Route 287 South to Exit 21B (Clinton) which will be Route 78 West. Follow the directions from I-78 West above.

FROM I-287 SOUTH TO NORTH: Take Route 287 North and follow signs for I-78 West, then follow directions from I-78 West above.

FROM LIVINGSTON - FLORHAM PARK AREA: Take Route 24 West to the end (staying left) and ~follow signs to I-287 South-Somerville, then follow directions from Route I-287 North to South above.

FROM NEWARK AIRPORT: Follow signs to I-78 West. Take I-78 West for approximately 45 miles to Exit 12 and follow the directions from I-78 West above.

FROM THE HOLLAND TUNNEL: From the Holland Tunnel stay to the extreme right and take the New Jersey Turnpike extension to Exit 14. Take I-78 West and follow the directions from I-78 West above.

FROM THE LINCOLN TUNNEL: From the Lincoln Tunnel take the New Jersey Turnpike (I-95) South to Exit 14. Take I-78 West and follow the directions from I-78 West above.

FROM GARDEN STATE PARKWAY NORTH OR SOUTH:  Take the Garden State Parkway to Exit
142. Follow signs for I-78 West, then follow directions from I-78 West above.

FROM ALLENTOWN AND EASTON, PA: Take Route 22 East and go over the Phillipsburg Bridge, stay on Route 22 through Phillipsburg bearing right on Route 22 to I-78 East. Stay on I-78 East to Exit 12. Make a left turn at the end of the ramp, go to the traffic light and turn left. Make a left turn at the first light onto Route 173 and go approximately 1/2 mile. The Hunterdon Hills Playhouse is on your right.

                         THIS TICKET IS NOT TRANSFERABLE